Exhibit 99.1

ViewRay Receives 510(k) Clearance on Next Generation of MRIdian MRI-Guided Radiation Therapy Features

MRIdian A3i and Brain Treatment Package Enhance On-Table Adaptive Workflow and Expand Clinical Utility

CLEVELAND, December 15, 2021—ViewRay, Inc. (NASDAQ: VRAY) today announced that the company received FDA 510(k) clearance for its next generation of MRI-guided radiation therapy features, focused on enhancing on-table adaptive workflow and expanding clinical utility. MRIdian A3i includes a suite of new features to streamline on-table adaptive workflow and provide the potential to reduce treatment times, along with a new brain treatment package expanding clinical utility into cranial stereotactic radiosurgery (SRS) and stereotactic radiation therapy (SRT).

MRIdian A3i streamlines the on-table adaptive workflow by allowing clinicians to auto-contour, auto-adapt, and auto-gate, intelligently. The new features enable clinicians to collaborate simultaneously and connect remotely during patient treatment. The new automated workflow steps and contouring tools are designed to minimize clinician time and increase patient throughput.

MRIdian A3i expands existing real-time tissue tracking and automated beam gating functionalities to include multiplanar tracking and gating in up to three planes. Now customers have the flexibility to select up to three different tracking targets in any combination of coronal, sagittal, or axial planes to automatically stop the beam when any single target exceeds the clinician-defined treatment boundaries.

To enhance the patient experience and allow the patient to participate in their treatment, MRIdian A3i includes an integrated patient breath-hold display. This visual feedback system helps the patient keep the tumor in an optimal treatment position to maximize the efficiency of radiation dose delivery.

The new brain treatment package consists of a dedicated brain coil with an integrated stereotactic brain immobilization system. New, high-resolution volumetric and real-time imaging features are designed to enable customers to treat brain metastases, resection cavities, gliomas, and other cranial lesions.

“As the only commercially available MR-guided technology with real-time tissue tracking and automatic beam gating technology, we are proud to build on our unique offering with the next generation of MRIdian,” says Scott Drake, ViewRay President and CEO. “MRIdian A3i addresses our customers’ desire for faster treatment times, increased patient throughput and the ability to expand their programs and offer MRIdian SMART to a larger patient population.”

The MRIdian system provides oncologists outstanding anatomical visualization through diagnostic-quality MR images and the ability to adapt a radiation therapy plan to the targeted cancer with the patient on the table. This combination allows physicians to define tight treatment margins to avoid unnecessary radiation exposure of vulnerable organs-at-risk and healthy tissue and allows the delivery of ablative radiation doses in five or fewer treatment sessions, without relying on implanted markers. By providing real-time continuous tracking of the target and organs-at-risk, MRIdian enables automatic gating of the radiation beam if the target moves outside the user-defined margins. This allows for delivery of the prescribed dose to the target, while sparing surrounding healthy tissue and critical structures, which results in minimizing toxicities typically associated with conventional radiation therapy.

Over 16,000 patients have been treated with MRIdian. Currently, 46 MRIdian systems are in clinical use at hospitals around the world where they are utilized to treat a wide variety of solid tumors and are the focus of numerous ongoing research efforts. MRIdian has been the subject of hundreds of peer-reviewed publications, scientific meeting abstracts, and presentations. For a list of treatment centers, please visit: https://viewray.com/find-mridian-mri-guided-radiation-therapy/

Disclaimer:
Nothing in this material is intended to provide specific medical advice or to take the place of written law or regulations.

Safety Statement
The MRIdian Linac System is not appropriate for all patients, including those who are not candidates for magnetic resonance imaging. Radiation treatments may cause side effects that can vary depending on the part of the body being treated. The most frequent ones are typically temporary and may include, but are not limited to, irritation to the respiratory, digestive, urinary or reproductive systems; fatigue; nausea; skin irritation; and hair loss. In some patients, side effects can be severe. Treatment sessions may vary in complexity and duration. Radiation treatment is not appropriate for all cancers. You should discuss the potential for side effects and their severity as well as the benefits of radiation and magnetic resonance imaging with your doctor to make sure radiation treatment is right for you.

About ViewRay
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MRI-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, anticipated future orders, ViewRay's financial guidance for the full year 2021, anticipated future operating and financial performance, treatment results, therapy adoption, innovation and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the recent COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Media Enquiries:
Samantha Pfeil
Director, Marketing Communications
ViewRay, Inc.
media@viewray.com

Investor Relations:
Ashley Kluth
Investor Relations
ViewRay, Inc.

investors@viewray.com
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